Exhibit (p)(11)

CODE OF CONDUCT/ETHICS

04/20/15

INTRODUCTION

While Cumberland Advisors believes that individual investment activities should be encouraged; the firm's philosophy will be to avoid conflicts of interest (or even the appearance of conflict) between client services and personal investments. This will inevitably place some restrictions on the freedom in investment activities of persons associated with the firm. Cumberland Advisors has adopted a Code of Ethics to regulate employee and associated person transactions.

THE GENERAL INTENT OF THESE RULES IS THAT, IN ANY SITUATION WHERE THE POTENTIAL FOR CONFLICT EXISTS, TRANSACTIONS FOR CLIENTS MUST TAKE PRECEDENCE OVER PERSONAL TRANSACTIONS. SHOULD ANY SITUATION ARISE WHICH IS NOT SPECIFICALLY GOVERNED BY THIS CODE OF ETHICS, THIS GENERAL INTENT SHALL GOVERN THE RESOLUTION OF THE MATTER.

A: General Provisions

1. Professional Responsibilities

Cumberland Advisors is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. Cumberland Advisors is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. Cumberland’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Cumberland Advisors.

Cumberland Advisors serves as investment manager for individual and institutional advisory clients. When used herein, the term “client” includes any investment company assets of which Cumberland Advisors, manages, co-manages or for which it otherwise may provide portfolio management services, and to individual and institutional investors for whom Cumberland Advisors provides investment supervisory services or manages 301 investment advisory accounts. The term also includes those clients for whom Cumberland Advisors provides advice on matters not involving securities and for those clients for which Cumberland acts as a Municipal Advisor.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

In meeting its fiduciary responsibilities to our clients, Cumberland Advisors has promulgated this Code of Conduct/Ethics (the “Code. This code is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of Cumberland Advisors in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between Cumberland Advisors, Inc. and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the CO or in her absence, the CCO. The CO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of Cumberland’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The CO will supervise adherence to this policy through periodic reports to the CCO.

2. Applicability of Restrictions and Procedures of this Code

a. Advisory Representatives/Associated Persons

Rule 204a-1 of the Advisers Act requires generally that any partner, officer or director of Cumberland Advisors, Inc., or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities holdings not later than 10 days after becoming subject to this code and annually thereafter. Such persons are collectively defined as “Advisory Representatives.” This reporting requirement also applies to any employee of Cumberland Advisors, who in the course of his/her duties with Cumberland Advisors is privy to information about securities that are being considered by any advisory representative for purchase by our clients.

They must also provide transaction reports quarterly at a minimum. This requirement may be met by having Compliance automatically copied in with copies of your personal transaction statements.

b. Access Persons

In addition to the provisions of Rule 204A-1 of the Advisers Act, Rule 17j-1 of the Investment Company Act requires that any director, officer, or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities, or who has access to information regarding a fund’s future purchases or sales of portfolio securities must report his/her personal securities holdings and transactions in the same time frame as above. Under 17j-1 such persons are defined as “Access Persons.”

Inasmuch as Cumberland Advisors may become involved in managing the portfolios of a mutual fund, as well as managing the investments of individual and institutional clients, most of our employees fall under either the definition of “Advisory Representative” as given in the Advisers Act or “Access Person” under the Investment Company Act. For purposes of this Code all such employees of Cumberland Advisors are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

c. Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of Cumberland Advisors. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of Cumberland Advisors, the term “Associate” or “Associated Person” will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services, is nevertheless subject to the provisions of the Advisers Act, the Investment Company Act, and this Code with respect to trading on insider or privileged information.

The following are exceptions to the reporting requirement:

(i) Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(ii) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are already being received by Compliance.

3. Securities Subject to the Provisions of this Code

a. Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

• Securities that are direct obligations of the United States;

• Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

• Securities issued by any state or municipal subdivision thereof;

• Shares of any registered open-end investment company; i.e. Mutual Funds. (Mutual Funds that do not trade until the end of the day are not included in covered securities).

• Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

• Any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CO or CCO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/she any beneficial interest, if:

• Such security is being considered for purchase or sale by the Research Department even though no order(s) has been entered with Cumberland’s Trading Department;

• There is any possible conflict of interest or appearance thereof. An Access Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the Research Department. i.e. selling a security when the Research Department is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CO in special situations upon written request by the Access Person.]

b. Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4. Limitations on Personal Trading by Access Persons

Personal securities transactions (in both managed and non-managed accounts) by Access Persons are subject to the following trading restrictions:

a. Pre-clearance of Transactions

No Access Person may purchase or sell any covered security without first obtaining prior clearance from the CO or CCO. CCO must obtain permission from the CO (or other Portfolio Mgr. in absence of CO) for trading done in his own account. The CO/CCO may reject any proposed trade by an Access Person that: (i.) involves a security that is being purchased or sold by Cumberland Advisors, on behalf of any advisory client or is being considered for purchase or sale; (ii.) is otherwise prohibited under any internal policies of Cumberland Advisors; (iii.) breaches the Access Person’s fiduciary duty to any advisory client; (iv.) is otherwise inconsistent with applicable law, including the Advisers Act, the

Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

(For the purposes of pre-approval, order is CO, CCO, Equity PM, then Taxable Fixed PM, Tax-Free Muni PM. No employee may approve his/her own trades.)

When trades are being done through Cumberland’s trading desk, It is the responsibility of the Trading Department to determine for purposes of the application of the restrictions of this sub-paragraph which covered securities are being “considered” in accordance with guidelines developed by the CO.

b. Black-Out Periods

Employee Equity Trades

Trading is decided upon by the Portfolio Manager of each particular style. Some securities may be traded by different portfolio managers in a number of different styles. Employee trades may be completed the same day as Managed Account trading as long as all Managed account trading in the particular style has been completed.

While, Portfolio Manager discussions will try to avoid it, this may result in employee trades completed in XYZ security in Global(or other style) accounts being executed the day before trades for XYZ are completed in Managed account in the Commodity, Sector Rotation or Tactical Trend style (or other style). This also may result in managed accounts buying the same security employee account are selling due to the rebalancing of different styles

Any exceptions in trading procedures in any of the personal accounts of the CCO must be approved by the CO, and a written memo must be kept on file setting forth the reasons for granting an exception.

c. Short Term Trading

No Access Person of Cumberland Advisors may purchase and subsequently sell (or sell and purchase) the same security (if held in managed accounts) within any 30-day period, unless such transaction is approved in advance in writing by the CO, or such trading occurs in the normal re-balancing of a managed account (after managed trading completed) or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Cumberland’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CO/CCO shall have the sole authority to grant or deny permission to execute the trade.

This restriction pertains only to those securities also held in managed accounts. If the security is not held in managed accounts, there is no short term trading restriction. Pre-clearance is still required.

d. Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between Cumberland Advisors and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts or any fund managed by Cumberland Advisors should be entered only after completion of all reasonably anticipated trading in that security in a given style for those accounts on any given day. If after completion of all anticipated trading for client accounts (per style) , a trade is executed for an Access Person’s personal account on that same day at a price better than that received by the client, the Trading must notify the CO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in Cumberland’s compliance files.

In the Case of Fixed Income Securities, employee trades may be bunched with managed trades with the provision that if for any reason the order does not get filled, employee trades are excluded first from final allocation.

5. Securities Reporting by Access Persons

a. Application of the Code of Conduct to Access Persons of Cumberland Advisors.

The provisions of this Code apply to every security transaction, in which an Access Person of Cumberland Advisors has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Cumberland Advisors clients with similar investment objectives. Upon becoming an access person, the following must be provided to the CO.

• A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

• The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

• The date the report is submitted to the CO by the Access Person.

b. Monthly Transaction Reports.

Every Advisory Representative and/or Access Person must submit a Personal Securities Trading Report OR monthly statement from brokerage firm to the CO not later than 10 days after the end of each month listing all securities transactions executed during that month in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The monthly Personal Securities Trading Report must contain the following information:

• The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

• The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

• The price at which the covered security was effected;

• The name of the broker, dealer or bank through whom the transaction was effected;

• In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to Cumberland Advisors, and (iii) agrees to notify Cumberland Advisors if he/she opens a personal securities account which has not otherwise been disclosed to Cumberland Advisors.

• The date the report is submitted to the CO by the Advisory Representative and/or Access Person

• Following submission of the Personal Securities Trading Report, the CO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CO will sign the report attesting that he/she conducted such review. Monthly securities transaction reports are to be maintained by the CO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

Portfolio Managers and Equity Analysts: Anyone involved in Investment Policy, owning a stock added to the current list of CAI client holdings or having an option position in such a stock, and the responsible analyst recommending the addition, must disclose the fact of their ownership or position to the CO. Sale of the stock or closure of the option position by the member or responsible analyst may be required to avoid the appearance of any impropriety. The Compliance Dept. shall maintain a written record of such disclosures and any actions taken in response to them.

c. Annual Securities Holdings Report

Every Access Person must submit an Annual Personal Securities Holdings Report OR year end statement from brokerage firm to the CO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted no later than 60 days following year-end. The Annual Personal Securities Holding Report must contain the following information:

• The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

• The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

• The date the report is submitted to the CO by the Access Person

Following submission of the Annual Personal Securities Holding Report, the CO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CO will sign and date the report attesting that he/she conducted such review.

Brokerage statements ending 12/31 will be acceptable for this purpose.

In addition to the reporting provisions of sub-sections 5.c. and 5.d. above, Access Persons will be required annually to read and sign Cumberland’s Code of Conduct regarding employee securities transactions.

When submitting brokerage statements in lieu of Transaction Report, employee will be required to sign Annual certification report confirming statements are being submitted for all of the accounts required under the rules.

6. Reports of Associates’ Securities Trades in Accounts with Broker/Dealers

All Associates of Cumberland Advisors having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to Cumberland Advisors by the broker/dealer.

7. Negative Reports.

Although the Rule 204A-1 and Rule 17j-1 do not require negative reports, it is the policy of Cumberland Advisors that Personal Securities Trading Reports be submitted annually by all associated persons who do not have any securities accounts. Those associates having no securities transactions to report must indicate this fact in his/her annual report. The report must then be dated, signed and submitted to the CO for review.

8. Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

9. Transactions with Clients

No Associate may directly or indirectly purchase from or sell to a client of Cumberland Advisors, any security, unless the transaction is pre-approved in writing by the CO. Associates of Cumberland Advisors are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any Cumberland Advisors’ client and from lending money to any Cumberland Advisors’ client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CO.

10. Contradictory Trading

If there is a client order pending execution that is contrary to the Research Department’s Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client’s order has been filled.

11. Margin Accounts

While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. The CO upon written request by the Associate may waive this provision.

12. New Issues

In view of the potential conflicts of interest, Associates are normally not permitted to purchase initial public offerings of securities (“IPO’s”). Since IPOs are not suitable investments for Cumberland’s clients because of the risk involved, this restriction may be waived at the discretion of the CCO or CO. The rationalization for waiver must be put into writing.

13. Private Placements

No Associate shall purchase any security, which is the subject of a private offering, unless prior written approval has been obtained from the CO.

14. Short Sales

Associates are prohibited from selling short any security, which is held broadly in client portfolios, except that short sales may be made “against the box” in the Associate’s personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

15. Fixed Income Trading

Purchases and sales of $50,000 or greater, by Associates in their personal accounts of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond. Exception may be made to this rule when it is felt that the inclusion of the employee trade will actually result in better execution for all concerned due to the size of the trade. When this occurs, if for any reason the order does not get filled, employee trades will be excluded first from final allocation.

B. Insider Trading -204A

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be nonpublic; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of Cumberland Advisors believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CO, or a principal of Cumberland Advisors accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

All Associates of Cumberland Advisors are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of Cumberland Advisors:

1. General

Cumberland Advisors (Cumberland) forbids any officer, director, employee or other “associated persons” from trading, either personally or on behalf of others, including mutual funds and private accounts managed by Cumberland, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Cumberland's policy applies to every officer, director, employee and other “associated persons” and extends to activities within and outside their duties at Cumberland. Every officer, director, employee and other “associated persons” must READ AND RETAIN this policy statement. Any questions regarding Cumberland's policy and procedures should be referred to David Kotok, CCO or Therese Pantalione, CO.

a. Insider Trading Provisions of Section 204A - Background:

The anti-fraud provision of Section 206 of the Investment Advisers Act of 1940 are expressed generally in terms of prohibiting an investment adviser from defrauding his clients or prospective clients. However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 there under are expressed in all-embracing terms of defrauding any person directly or indirectly in the offer or sale of any security or in connection with the purchase or sale of any security.

Like many active market participants, investment advisers often may have access to material information that has not been publicly disseminated. In order to combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act, which requires an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading. At the same time, Congress significantly increased the penalties controlling persons are subject to for insider trading by their employees and other persons under their control.

The investment adviser by virtue of his position in the business environment may obtain non-public information about an investment situation and then use such information improperly to effect transactions in securities (including debt instruments) to the detriment of others in the investing public who may not be his clients or prospective clients. This may be a situation where the investment adviser’s clients are benefiting from the information to the detriment of the investing public.

An investment adviser may be an officer or director of a corporation, an investment company, bank, etc. where in the ordinary course of business he/she (hereinafter the pronouns “he” or “his” will be used to refer to both male and female persons of Cumberland Advisors) receives “inside,” non-public or confidential information pertaining to securities or their issuers. He may obtain non-public information through his associations with insiders of such entities or paid consultants. In these cases, where he obtains or receives such non-public information he has a duty and obligation under the law generally not to trade on such information, until this information becomes public. In other words, if he trades on such information he must disclose such information publicly before such transactions are effected.

Section 204A of the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the adviser or any person associated with the adviser (note that the coverage of Section 204A is broader than that of Rule 204-2(a)(12), which applies to personal securities transactions by an adviser and its advisory representatives). In light of the increased focus on insider trading and increased penalties, it is important for Cumberland Advisors to implement the necessary policies and procedures in order to protect itself against the significant monetary penalties and damage in reputation that may result from an insider trading violation. The SEC has made a review of the required policies and procedures a focal point in its inspections of advisers.

b. Cumberland Advisors’ Policy Regarding Insider Trading:

The Compliance Officer (“CO”) of Cumberland Advisors Inc. or the Chief Compliance Administrator (CCO) is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions. This insider trading policy applies to all employees who have any knowledge of the securities being traded or access to confidential information.

All Cumberland Advisors Inc. employees are expected to read and be familiar with the following examples of insider trading and responses to the receipt of material, non-public information. In meeting the requirement to “enforce” the provisions of Section 204A, every employee of Cumberland Advisors Inc. will annually sign a disclosure statement attesting to his understanding of his duties and responsibilities regarding the use and/or dissemination of insider information. The CO will maintain copies of each employee’s signed disclosure statement.

c. Who is an Insider?

The concept of "insider" is broad. It includes officers, directors, employees and “associated persons” of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, independent contractors, and the employees of such organizations. In addition, Cumberland may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

d. What is material information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, employees and other “associated persons” should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

e. What is non-public information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

By way of example, violations of the insider trading rule occurred when persons traded on nonpublic information that:

• a company had made a rich ore find;

• a company had cut its dividend;

• a company had sustained its first and unexpected loss;

• earnings projections showed a substantial increase;

• earnings projections showed a substantial decrease; or

• a tender offer was to be made for a company’s securities above the market price.

Legal sanctions have been applied to:

• persons inside a company who traded the stock;

• persons outside the company who traded the stock;

• persons inside the company who told persons outside the company who traded the stock; and

• persons outside the company who told other persons outside the company who traded the stock.

Although Cumberland’s insider trading policy applies to all employees, two divergent sets of circumstances exist under which a portfolio manager/analyst of Cumberland Advisors may receive material, nonpublic information as well as correspondingly different duties regarding a portfolio manager’s obligation to achieve public disclosure of the information.

First, an analyst may receive the information through a special or confidential relationship with an issuer. In that event he may use it only for that purpose (assuming it is lawful) and obviously need not encourage disclosure. Examples include, receiving information as a representative of the underwriter of the issuer (where the issuer is obligated to disclose it to the underwriter), or receiving it as a financial consultant or lender to the issuer. Such relationships very likely may make the analyst and his firm constructive or temporary insiders of the issuer.

Second, a portfolio manager/analyst may receive information from an issuer, although no special or confidential relationship exists between them. In the absence of such a relationship with the issuer, the portfolio manager/analyst should usually make an effort to achieve public disclosure. For example, if a portfolio manager/analyst inadvertently hears an officer tell an outsider by telephone of a significant corporate event, such as a large unannounced quarterly loss, he should encourage the officer to make a public announcement.

If an employee of Cumberland Advisors, regardless of position, receives information he believes is material non-public information, he must convey such information to the CO. The CO will then make a judgment as to the handling of such information in order to prevent possible charges of 204A insider trading violations. The CO may discuss the situation with the CCO if necessary. Failure of the employee to disclose such information to the CO in a timely manner may result in termination of the employee.

The following procedures have been established to assist Cumberland’s employees in avoiding violations of the insider trading provisions of Section 204A of the Advisers Act. Every employee of Cumberland Advisors must follow these procedures or risk being subject to the sanctions described above. If an employee has any questions about these procedures, he/she should bring such questions immediately to Cumberland’s CO.

f. Identifying Insider Information

i. Is the information material? Is this information an investor would consider important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

ii. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If after considering the above, the employee believes that the information may be material and non-public, he should take the following action:

• Report the matter immediately to Cumberland’s CO, disclosing to him all information which the employee believes may be relevant on the issue of whether the information is material and non-public.

• Refrain from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s personal securities account(s) or any account(s) in which he may have a beneficial interest or any client account managed by Cumberland Advisors.

• Do not communicate the information to anyone outside the firm or within the firm, other than Cumberland’s CO.

After reviewing the information, the CO will determine whether such information is material and non-public and will advise the employee accordingly of the appropriate course of action. The CO may discuss the situation with the CCO before making any decisions.

g. Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

• civil injunctions

• treble damages

• disgorgement of profits

• jail sentences

• fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

• fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Cumberland, including dismissal of the persons involved

2. Procedures

The following procedures have been established to aid the officers, directors and employees of Cumberland Advisors in avoiding insider trading, and to aid Cumberland in preventing, detecting and imposing sanctions against insider trading. Every officer, director, employee and other “associated person” of Cumberland must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

a. Identifying Insider Trading Information

Before trading for yourself or others, including investment companies or private accounts managed by Cumberland, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

• Report the matter immediately to the Compliance Officer

• Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Cumberland.

• Do not communicate the information inside or outside Cumberland, other than to the Compliance Officer

• After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

b. Personal Securities Trading

All officers, directors, employees and “associated persons” of Cumberland shall submit to the Compliance Officer a report of every securities transaction (other than mutual fund transactions) in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director, employee or “associated person”), and trusts of which they are trustees or in which they have a beneficial interest have participated within 45 days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Compliance Officer.

c. Restricting access to material nonpublic information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Cumberland, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

d. Resolving issues concerning insider trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

C: Protecting the Confidentiality of Client Information

1. Confidential Client Information

In the course of investment advisory activities of Cumberland Advisors, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Cumberland Advisors to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Cumberland Advisors' current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

2. Non-Disclosure Of Confidential Client Information

All information regarding Cumberland Advisors' clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Cumberland Advisors does not share Confidential Client Information with any third parties, except in the following circumstances:

• As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Cumberland Advisors will require that any financial intermediary, agent or other service provider utilized by Cumberland Advisors (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Cumberland Advisors only for the performance of the specific service requested by Cumberland Advisors;

• As required by regulatory authorities or law enforcement officials who have jurisdiction over Cumberland Advisors, or as otherwise required by any applicable law.

3. Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Cumberland Advisors, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Cumberland Advisors' services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information. Downloading any client files or contact information to outside databases (i.e. Plaxo, etc.) is also prohibited. When necessary to copy client account files to take to client meetings, files MUST be shredded after meeting if not handed directly to client. Upon termination of their employment with Cumberland Advisors, any employee must return any and all client information documents in their possession to Cumberland Advisors.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including but not limited to possible termination, whether or not he or she benefited from the disclosed information.

4. Security Of Confidential Personal Information

Cumberland Advisors enforces the following policies and procedures to protect the security of Confidential Client Information:

• The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Cumberland Advisors' services to clients;

• Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

• All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

• Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

5. Remote Access Policy

Participation in a remote access program may not be possible for every employee. Remote access is meant to be an alternative method of meeting the company needs. Cumberland Advisors may refuse to extend remote access privileges to any employee to or terminate a remote access arrangement at any time.

The Cumberland Advisors policies for remote access are as follows.

Acceptable Use

Hardware devices, software programs and network systems purchased and provided by the company for remote access are to be used only for creating, researching, and processing business materials. Client information should not be downloaded to any off-site computer/laptop. This information should only be accessed remotely through the company’s network. By using the company‘s hardware, software and network systems you assume personal responsibility for their appropriate use and agree to comply with this policy and other applicable company policies, as well as City, State and Federal laws and regulations.

Authorization for an employee to use remote access to the company’s computer network must be recommended by the appropriate department supervisor and approved by the VP of Information Technology.

Equipment & Tools

Cumberland Advisors may provide tools and equipment for remotely accessing the computer network. This may include computer hardware, software, phone lines, email, voicemail connectivity to host applications, and other applicable equipment as deemed necessary.

The use of equipment and software provided by Cumberland Advisors for remotely accessing the computer network is limited to authorized persons and for purposes relating to company business.

Employees who travel with Cumberland Advisors’ equipment will be responsible for the care of this equipment. The company will investigate if this equipment ever becomes lost, broken or stolen. If it is determined that the equipment was damaged or lost due to the employee's negligence the employee will be responsible for reimbursement of the equipment.

When the employee uses her/his own equipment, the employee is responsible for maintenance and repair of equipment

Use of Personal computers and Equipment

There are literally thousands of possible interactions between the software needed by the remote user and the average mix of programs on most personally owned computers. Troubleshooting software and hardware conflicts can take hours, and can result in a complete reinstall of operating systems and application software as the only remedy for problems. For that reason the Information Technology Department will only provide support for equipment and software provided by the company.

Cumberland Advisors will bear no responsibility if the installation or use of any necessary software causes system lockups, crashes, or complete or partial data loss. The employee is solely responsible for backing up data on his/her personal machine before beginning any company work. Personally owned computers and/or equipment that connect remotely to Cumberland Advisors computer network must have Anti–virus software installed with up- to- date virus definitions. The personally owned computer must also have the latest Microsoft Windows Critical Updates installed. Periodic verification of updates will be managed by the Information Technology Department. At its discretion, Cumberland Advisors will disallow remote access for any employee using a personal home computer that proves incapable, for any reason, of working correctly with the company-provided software, being used in a production environment, or not meeting the above requirements of Anti-Virus software or Critical Updates.

Any information relating to Cumberland Advisors business or clients should never be saved to the employee’s personal computer.

Violations and Penalties

Penalties for violation of the Remote Access Policy will vary depending on the nature and severity of the specific violation. Any employee who violates the Remote Access Dial-Up Policy will be subject to

(i) Disciplinary action as described in the Cumberland Advisors employee handbook including but not limited to reprimand, suspension and/or termination of employment.

(ii) Civil or criminal prosecution under Federal and/or State law.

(iii) Denial of remote access.

Acknowledgement of Remote Access Policy

This form is used to acknowledge receipt of, and compliance with Cumberland Advisors Remote Access Policy.

Procedure

Complete the following steps:

1. Read the Remote Access Policy

2. Sign and date in the spaces provided below.

3. Return this page only to the Compliance Officer.

Sample Signature Document

By checking or initialing each statement and signing below, I agree to the following terms:

_______ (1) I have received and read a copy of the “Remote Access Policy” and understand and agree to the same.

_______ (2) I understand and agree that any software and hardware devices provided to me by Cumberland Advisors remain the property of the company.

_______ (3) I understand and agree I am not to modify, alter, or upgrade any software programs or hardware devices provided to me by the company without the permission of the Information Technology Department.

_______ (4) I understand and agree that I shall not copy, duplicate (except for backup purposes as part of my job), or allow anyone else to copy or duplicate any software.

_______ (5) I understand and agree that, if I leave Cumberland Advisors for any reason, I shall immediately return to the company the original and copies of any and all software, computer materials, or possession or otherwise directly or indirectly under my control.

_______ (6) I understand and agree I must make reasonable efforts to protect all company provided software and hardware devices from theft and physical damage.

_______ (7) I do have up-to-date Anti-Virus software installed on my personal computer.

_______ (8) I do have current Microsoft Critical Updates installed on my personal computer

_______ (9). I understand and agree that I will not save Cumberland client information to my personal computer..

Employee Name	Date
Employee Signature	Department/Location
Employee Title	Department Supervisor

D: Other Restricted Activities Applicable to All Associates of Cumberland Advisors.

1. Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with Cumberland’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.

Cumberland Advisors does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Cumberland Advisors must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

2. Personal Gifts from Clients and/or Business Associates

General Policy

Cumberland Advisors policy with respect to gifts and entertainment is as follows:

• Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

• Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Cumberland Advisors, or that others might reasonably believe would influence those decisions;

• Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

• Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Personal gifts of trips, favors, etc. of more than a nominal value to Associates of Cumberland Advisors are discouraged.

Gifts, which may be acceptable, include:

• gifts with a value of up to $100 per associated person annually;

• an occasional meal, ticket to a sporting event or theater, or entertainment for associated persons and their guests

All individual gifts should be reported to the Compliance Officer and a record of such will be kept on file.

Gratuitous trips and other favors whose value may exceed $100 are not acceptable and should be brought to the immediate attention of the CO.

This gift-reporting requirement is for the purpose of helping Cumberland Advisors monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this section or anywhere else in the Code. If you have any questions or concerns about the appropriateness of a gift, please consult the CO.

Occasional gift baskets sent to the office or lunch bought for the office will be considered shared by the entire office personnel and do not need to be recorded.

BASICALLY:

You can NEVER give or receive cash to/from client, broker, dealer, prospective client or anyone with whom Cumberland Advisors has or is trying to have a business relationship.

You can NOT accept or give a gift with a value in excess of $100 to/from client, broker, dealer, prospective client or anyone with whom Cumberland Advisors has or is trying to have a business relationship.

ALL gifts (other than flowers sent for illness or sympathy) regardless of value, either given or received must be reported to the CO immediately.

Gifts include treating (or being treated to by). – a client, broker, dealer, prospective client or anyone with whom Cumberland Advisors has or is trying to have a business relationship to sporting events or similar events Exceptions to these rules may be made, only with the prior approval of Compliance (CCO or CO).

3. Prohibited Business Practices

Cumberland Advisors acknowledges that the following are deemed "dishonest or unethical business practices" or "taking unfair advantage of a customer" by an investment adviser, without limiting those terms to the practices specified in this section:

• Exercising any discretionary power in placing an order for the purchase or sale of securities for the account of a customer without first obtaining written discretionary authority from the customer, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

• Placing an order to purchase or sell a security for the account of a customer upon instructions of a third party, without first having obtained written third party trading authorization from the customer; The New Accounts Manager or other authorized person, will review all written authorizations from customers. Order will not be accepted from third party designate unless written authorization is on file.

• Inducing trading in a customer's account that is excessive in size or frequency in view of the financial resources and character of the account; CO, or other authorized person, will review all customer accounts and the resources and character of the accounts.

• Recommending to a customer the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the customer on the basis of information furnished by the customer after reasonable inquiry concerning the customer's investment objectives, financial situation and needs, and any other information known by the investment adviser; Portfolio Manager or other authorized person, will review customer investment objectives, financial situations and needs before recommending the suitability of a purchase, sale or exchange.

• Placing an order to purchase or sell a security for the account of a customer without authority to do so.

• Borrowing money or securities from, or lending money or securities to, a customer.

• Representing itself as a financial or investment planner, consultant, or adviser, when the representation does not accurately describe the nature of the services offered, the qualifications or the person offering the services, and the method of compensation for the services.

• Placing an order for the purchase or sale of a security if the security is not registered or the security or transaction is not exempt from registration.

• Placing an order to purchase or sell a security for a customer through a broker dealer or agent not licensed.

• The CO is the designated supervisor of the firm who is responsible for the prevention and detection of violations.

4. Social Media

Cumberland will not restrict an employee’s use of Social Media sites on the employee’s personal equipment, however all employees are prohibited from posting anything pertaining to Cumberland Advisor’s business on their personal site. Each employee is required to notify the CO of all social media sites that they utilize. Employee will be required to confirm on a quarterly basis that they have not posted anything on their personal sites relating to Cumberland Advisors.

5. Political Contributions

Political contributions made to local or state officials could result in Cumberland being prohibited from doing business with those states or municipalities. For this reason an employee may not contribute more than $250 (this would include hosting political event, or providing goods for an event) for any candidate for a municipal or state election (this would include a current state or municipal official running for a Federal position i.e. president, congress). Regardless of amount contributed, the employee must also be eligible to vote for the particle candidate.

Example: 1. If 5 people are running for the same single position, you are only eligible to vote for one, hence you can only contribute to one. 2. An employee cannot contribute to a person running for a state position in Pennsylvania, if they are not registered to vote in Pennsylvania.

All contributions should be reported to the CO when made. Report candidate’s name, position they are running for, current position held (if any), date, amount and check number.

REPORTING VIOLATIONS AND SANCTIONS

All supervised persons shall promptly report to CO or CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Reporting may be done anonymously if necessary.

CO shall promptly report to senior management all apparent material violations of the Code. When CO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.